Exhibit 10.37

THIRD AMENDMENT TO CONSULTING AGREEMENT

THIS THIRD AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”) is made and entered into as of April 1, 2009, by and between Charles E. Wyman (the “Consultant”), and Mascoma Corporation, a Delaware corporation, with a principal place of business at 16 Cavendish Court, Lebanon, New Hampshire 03766 (“Company”).

WHEREAS, Consultant and Company have entered into a Consulting Agreement, dated March 10, 2006 (the “Agreement”), subsequently amended June 15, 2007 and June 15, 2008, with respect to consulting services relating to the production of ethanol and various coproducts from cellulosic feedstocks; and

WHEREAS, Consultant and Company now wish to further amend the Agreement in writing;

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of the Agreement. The Agreement is hereby amended as follows:

a. To delete amended Section 1(b) thereof and substitute the following therefore:

“(b) The Consultant agrees to make himself available to render Services at such times and location or locations as may be mutually agreed from time to time. The Consultant agrees to devote his best efforts to performing the Services. Subject to the University of California Policies and Regulations (as defined in Section 4), the Consultant agrees that, at the request of Company, the Consultant shall devote time each month equivalent to an average of three days to the performance of the Services. For the period beginning July 1, 2009 and ending September 4, 2009, Consultant shall perform the additional Services for Company as described in the “Statement of Work – Objectives for June – September 2009” attached as Exhibit A1 hereto. For this period, Consultant shall devote time equivalent of four days every two weeks to performing the additional Services at Company’s facilities in Lebanon, NH and Rome, NY, or at such other locations as reasonably requested by Company.”

b. To delete amended Section 2(a)(i) thereof and substitute the following therefore:

“(i) pay the Consultant a fee at a monthly rate of $3,500.00 ($42,000 per annum) payable in arrears in equal biweekly installments (the “Consulting Compensation”) commencing on April 1, 2009. For the period beginning July 1, 2009 and ending September 4, 2009, Company shall pay Consultant an additional Consulting Compensation fee of $19,020, payable in arrears, as invoiced to Mascoma, in addition to the regular Consulting Compensation identified above. The Consulting Compensation will be reviewed by the board in accordance with its normal practice (but in no event less than annually) and may be increased, if appropriate, to be competitive with the compensation of similarly situated individuals working for similarly situated companies if and when the disinterested directors of the Company so determine. In the event that the

Company requests that Consultant increase the number of hours that he performs the Services, the Company and Consultant shall agree upon an appropriate increase to Consultant’s monthly rate; and”

c. To add the following new Section 2(a)(iii):

“(iii) at the next regular meeting of the Board of Directors following the date hereof or as soon as practicable thereafter, but subject to approval by the Board of Directors, it is anticipated that the Company shall grant the Consultant an option to purchase up to 10,000 shares of the common stock of the Company (“Common Stock”), at an exercise price equal to the fair market value of the Common Stock at the time of grant as such value is determined by the Board of Directors (the “2009 Option”), subject to the terms of the Company’s standard form of time-based non- qualified stock option agreement (the “Option Agreement”) and its 2006 Stock Incentive Plan and the other provisions set forth in this Section 2(a)(iii); provided, however, that Consultant will receive the 2009 Option only upon execution and delivery of all stock option agreements, signature pages and other documents that the Company reasonably requests in connection with the 2009 Option, and the 2009 Option will become effective only following such execution and delivery. Subject to certain exceptions contained in the Option Agreement, the 2009 Option will become fully exercisable upon its grant date as described in the Option Agreement.”

d. To add the following new Section 2(a)(iv):

“(iv) at the next regular meeting of the Board of Directors following the date hereof or as soon as practicable thereafter and in addition to the 2009 Option, for each year that the Consultant is actively providing Services to the Company under this Agreement, it is anticipated that the Company shall recommend to the Board of Directors that it grant the Consultant an option to purchase up to 14,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the time of each grant as such value is determined by the Board of Directors (the “Annual Option”). The Board will have discretion to increase, decrease or decide not to grant the Annual Option. The Annual Option, if granted, shall be subject to the terms of the Company’s standard form of time-based non-qualified stock option agreement (the “Option Agreement”) and its 2006 Stock Incentive Plan and the other provisions set forth in this Section 2(a)(iv); provided, however, that Consultant will receive any Annual Option only upon execution and delivery of all stock option agreements, signature pages and other documents that the Company reasonably requests in connection with the Annual Option, and any Annual Option will become effective only following such execution and delivery. Subject to certain exceptions contained in the Option Agreement, each Annual Option will become fully exercisable upon its grant date as described in the Option Agreement.”

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement, in duplicate originals, by their respective officers hereunto duly authorized, as of the date first above written.

MASCOMA CORPORATION

By:	/s/ James H. Flatt

Title:	EVP R&D and Operations

Date:	10/19/09

CHARLES E. WYMAN

/s/ CHARLES E. WYMAN

Date:	10/20/09

EXHIBIT A1

Statement of Work – Charlie Wyman

Objectives for June – Sept. 2009

1.	Process Engineering (key liason: Don DiMasi)

a.	Review Project Finance package delivered to Independent Engineer (IE) and lE’s report. Provide summary of gaps in package which must be addressed in Process Engineering WorkPlan

b.	Review and provide constructive suggestions on WorkPlan through Don, with particular focus on solids handling, fermentor design and solids separation unit operations

c.	Participate in weekly and ad hoc Process Engineering design meetings

d.	Participate and advise on improvements and optimization of Rome pretreatment unit including equipment modifications and process conditions

e.	Participate in Loan Guarantee follow-up meeting with Independent Engineer as appropriate (may be in Fall, 2009)

2.	Capital Cost Review (key liason: Al Belcher, John Hannon, Mike Ladisch)

a.	Review current and projected capital estimates prepared by Mascoma. Review and comment on proposed capital cost reduction pathways.

3.	Third Party Engineering Consultants (key liason: Don DiMasi)

a.	Assist Mascoma in negotiations with third party engineering consultants to improve Mascoma’s likelihood of success, including, but not limited to AdvanceBio.

4.	Mascoma Management Counsel (key liason: Jim Flatt)

a.	Provide advice to Mascoma Management in areas of corporate strategy, business development and project development

b.	Develop brief summary of Mascoma competitive position, including SWOT analysis

Expected Time Commitment: ~260 hours over 1-1/2 month period.

Primary Locations: Lebanon, NH and Rome, NY